Exhibit 99.1

corporate investor relations
5333 15th Ave. South, Seattle, WA 98108	contact:	Donald A. Nunemaker
(206) 762-0993		Chief Operating Officer
www.stockvalues.com		(415) 331-5281

NEWS RELEASE

WILLIS LEASE FINANCE REPORTS PROFITABLE FIRST QUARTER 2003

SAUSALITO,CA – May 13, 2003—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported a profitable start to 2003, generating net income of $842,000, or $0.09 per diluted share, compared to $966,000 or $0.11 per diluted share in the first quarter of 2002.  The portfolio utilization rate at March 31, 2003 was steady at 85.8%, compared to 86.1% at December 31, 2002 and 81.2% at the end of the first quarter last year.

Current Market

“We have been able to remain profitable despite the challenging aviation industry environment, which remains unsettled.  During the first quarter of 2003, we saw the beginning and the end of the war in Iraq, bankruptcy filings at Air Canada, Hawaiian Air and Avianca, and the rapid spreading of the SARS virus,” said Charles F. Willis, President and CEO.  “These events have aggravated the existing uncertainty in the marketplace and clearly, uncertainty is the worst enemy of our industry. Although the end of the war has relieved some of the indecision overhanging the market, the SARS epidemic seems to have more than offset any industry optimism associated with the end of the war.  Most people agree air traffic should quickly rebound once the SARS crisis has passed, but it is still anyone’s guess as to when that will be.

“At the beginning of the year, we felt that air traffic growth in Asia, and particularly China, would outperform other major markets during 2003, and that Asia would be one of the more attractive growth areas for aviation services such as engine leasing,” said Willis.  “Given the outbreak of SARS — and until the health concerns for travelers are allayed — the Asia markets are not likely to provide much opportunity in the short-term.  Long-term, however, we still see strong opportunities in the Asia Pacific aviation market.”

“The lease portfolio performed well during the first quarter of 2003,” said Donald A. Nunemaker, Chief Operating Officer.  “The month-end utilization rate has been close to 86% for each month since September 2002.  Portfolio delinquency was well within acceptable limits.  With respect to the airlines that have recently filed for bankruptcy protection, we have four engines leased to Avianca and one to Air Canada, representing 1.8% and 1.3%, of the net book value of the lease portfolio at March 31, 2003, respectively.  We are hopeful that satisfactory agreements can be reached with both airlines for either the continuation of the leases or the return of the engines.  It is premature to speculate what impact these bankruptcies will have on our future financial results.”

Results from Operations

Lease revenue in the first quarter of 2003 totaled $14.0 million, up 2.8% from the first quarter of 2002 and down slightly from the fourth quarter of last year.  During the first quarter of 2003, four engines with a net book value of $606,000 were sold from the lease portfolio generating a gain on sale that totaled $38,000, compared to a gain of $735,000 on the sale of two engines in the same quarter last year.

Higher depreciation expense was offset by lower general and administrative expense and lower interest expense for the quarter ended March 31, 2003, compared to the first quarter last year.  Depreciation expense increased $537,000, or 11.4%, for the quarter due mainly to accelerated depreciation on certain older engines types.  General and administrative expense was down $305,000 or 8.3%, due mainly to lower staffing costs and legal expenses offset to some extent by higher consulting costs.  Net interest and finance costs were down $261,000, or 5.9%, due to continuing favorable interest rates.

“During the first quarter of 2003, we reclassified one of our off-lease parts packages to inventory for sale and have begun to sell those parts into the secondary market,” said Monica J. Burke, Chief Financial Officer.  “Sales of such parts totaled $526,000 during the quarter, breaking even with the cost of goods sold.  There was no similar activity for the quarter ending March 31, 2002.  These assets are reflected on the March 31, 2003 balance sheet as inventory held for sale, totaling $6.9 million.”

First quarter pretax income totaled $1.2 million, down 18.6% compared to $1.5 million in the first quarter of 2002.  Net income was  $842,000, down $124,000 or 12.8%, compared to $966,000 in the same quarter last year.

Balance Sheet & Liquidity

At March 31, 2003, WLFC had 116 commercial jet engines, 3 aircraft parts packages and 6 aircraft in its lease portfolio with a net book value of $490.3 million, compared to $487.5 million at March 31, 2002, when it consisted of 112 commercial jet engines, 4 aircraft parts packages and 6 aircraft.

During the quarter ended March 31, 2003, there were no engines added to the lease portfolio.  Assets totaled $546.0 million at quarter-end, compared to $531.5 million a year ago.  Shareholders’ equity increased 3% to $106.2 million, or $12.02 per common share at March 31, 2003, compared to $103.1 million, or $11.68 per common share, a year earlier.

WLFC had credit facilities totaling approximately $391.0 million at both March 31, 2003, and 2002.  At the end of the first quarter of 2003, approximately $25.7 million was available under these facilities.  The company’s funded debt to equity ratio was 3.44 to 1 at March 31, 2003, compared to 3.45 to 1 at the end of the first quarter last year.  WLFC had $36.0 million of restricted and unrestricted cash and cash equivalents at March 31, 2003, compared to $33.2 million at March 31, 2002.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the long-term effects of the September 11th terrorist attack on the airline industry and the world economy, and the industry’s ability to recover there from, the possible effects of military actions on the world-wide economy, regulatory changes in accounting and tax standards, our ability to maintain supplier and customer relationships, the effect of changing economic conditions, trends in the airline industry, including growth rates of the Asian aviation markets, shifts in demand from events such as the recent SARS outbreak, lease durations, risks associated with refurbishing and providing jet engines and aircraft, the ability of the Company to successfully negotiate equipment purchases and to remarket or re-lease engines and component packages in a timely manner, changes in accounting guidelines, the ability to collect outstanding lease commitments, impacts due to bankruptcies of certain of the Company’s customers, the ability to control costs and expenses, changes in interest rate levels, availability of capital to the Company, the ability of partners to fund commitments to the Company, the valuation of engines in the secondary market, and other risks detailed in the Company’s Report on Form 10-K and periodic reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income	Three Months Ended
(In thousands, except per share data, unaudited)	March 31,	December 31,	March 31,
	2003	2002	2002
REVENUE
Lease revenue	$14,004	$14,215	$13,617
Gain/(loss) on sale of leased equipment	38	(101)	735
Spare parts sales	526	—	—
Net gain on debt prepayment	—	4,073	—
Total revenue	14,568	18,187	14,352

EXPENSES
Depreciation expense	5,254	5,078	4,717
Write-down of equipment	—	2,898	—
Cost of goods sold	526	—	—
General and administrative	3,386	4,050	3,691
Net interest and finance costs	4,173	4,290	4,434
Total expenses	13,339	16,316	12,842

Income before income taxes	1,229	1,871	1,510
Income taxes (expense) / benefit	(387)	149	(544)
Net income	$842	$2,020	$966

Basic earnings per common share:	$0.10	$0.23	$0.11
Diluted earnings per common share:	$0.09	$0.23	$0.11

Average common shares outstanding	8,836	8,834	8,828
Diluted average common shares outstanding	8,875	8,857	8,854

Consolidated Balance Sheets	March 31,	December 31,	March 31,
(In thousands, except share data, unaudited)	2003	2002	2002
ASSETS
Cash and cash equivalents including restricted cash of $26,297, $24,486 and $20,743 at March 31, 2003, Dec. 31, 2002, and March 31, 2002, respectively	$35,966	$27,289	$33,166
Equipment held for operating lease, less accumulated depreciation of $56,818, $54,687, and $44,893 at March 31, 2003, Dec. 31, 2002 and March 31, 2002, respectively	483,684	496,398	480,338
Net investment in direct finance lease	6,636	6,832	7,188
Operating lease related receivable, net of allowances of $294, $299 and $225 at March 31, 2003, Dec. 31, 2002 and March 31, 2002, respectively	3,075	3,380	3,241
Inventory held for sale	6,926	—	—
Investments	1,480	1,480	1,480
Assets under derivative instruments	71	57	—
Other assets	8,489	8,559	6,090
Total assets	$546,327	$543,995	$531,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$4,507	$4,328	$5,443
Liabilities under derivative instruments	2,131	1,903	2,101
Deferred income taxes	23,911	23,589	23,621
Notes payable	365,461	364,680	355,778
Maintenance reserves	35,813	34,211	32,457
Security deposits	2,319	3,501	4,177
Unearned lease revenue	5,942	6,253	4,823
Total liabilities	440,084	438,465	428,400

Shareholders’ equity:
Preferred stock ($0.01 par value, 5,000,000 shares authorized; none outstanding)	$—	$—	$—
Common stock, ($0.01 par value, 20,000,000 shares authorized; 8,838,140, 8,833,978 and 8,830,181shares issued and outstanding at March 31, 2003, Dec. 31, 2002 and March 31, 2002, respectively)	88	88	88
Paid-in capital in excess of par	61,664	61,646	61,555
Accumulated other comprehensive loss, net of tax of $1,028, $960 and $820 at March 31, 2003, Dec. 31, 2002 and March 31, 2002, respectively	(1,723)	(1,576)	(1,282)
Retained earnings	46,214	45,372	42,742
Total shareholders’ equity	106,243	105,530	103,103

Total liabilities and shareholders’ equity	$546,327	$543,995	$531,503

Note:  Transmitted on BusinessWire on May 13, 2003 at 11:00 a.m. PDT.